Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:
Judd P. Tirnauer
Senior Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS FISCAL 2009 FINANCIAL RESULTS, WITH Q4 EARNINGS SIGNIFICANTLY HIGHER THAN PRIOR GUIDANCE AND LAST YEAR

***

Company Reports Full Year Fiscal 2009 Diluted Earnings Per Share of $1.60,
Before Goodwill Impairment Charges, Significantly Higher Than
Prior EPS Guidance of $1.15-$1.30, and Last Year EPS Loss of $(0.23)

Philadelphia, PA, November 18, 2009 - Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today announced operating results for the fourth quarter and full year fiscal 2009, which ended September 30, 2009, with its fourth quarter and full year diluted earnings per share, before goodwill impairment charges, significantly exceeding its prior earnings guidance and dramatically improved from its prior year earnings results.

Full Year Fiscal 2009 Financial Results

  Net income before goodwill impairment charges for fiscal 2009 was $9.7 million, or $1.60 per common share (diluted), a dramatic improvement compared to a net loss for fiscal 2008 of $(1.4) million, or $(0.23) per common share (diluted).

  Net loss for fiscal 2009 was $(40.7) million, or $(6.79) per common share (diluted), which included $50.4 million of non-cash goodwill impairment charges, compared to net loss for fiscal 2008 of $(1.4) million, or $(0.23) per common share (diluted), which had no goodwill impairment charge.

  The Company recorded non-cash goodwill impairment charges of $50.4 million, on both a pretax and after tax basis, in fiscal 2009. As a result of a substantial decrease in the market price of the Company's common stock subsequent to September 30, 2008, reflecting the very difficult equity market conditions, the Company reassessed the carrying value of its goodwill as of December 31, 2008 in accordance with accounting requirements, and concluded that its goodwill was fully impaired, based on the Company's impairment analysis, which was completed in the second quarter of fiscal 2009.

  Net income for fiscal 2009 included restructuring and other charges of $(1.0) million, after tax, and loss on extinguishment of debt of $(0.1) million, after tax. Net loss for fiscal 2008 included restructuring and other charges of $(2.2) million, after tax, and loss on extinguishment of debt of $(0.1) million, after tax.

  Net income before goodwill impairment charges, restructuring and other charges, and loss on extinguishment of debt for fiscal 2009 was $10.8 million, or $1.77 per common share (diluted), a dramatic improvement from the comparably adjusted net income for fiscal 2008 of $0.8 million, or $0.14 per common share (diluted).

    Adjusted EBITDA was $38.8 million for fiscal 2009, an increase of 52% over the $25.5 million of Adjusted EBITDA for fiscal 2008. Adjusted EBITDA is defined in the financial tables at the end of this press release.

    Adjusted EBITDA before restructuring and other charges was $40.2 million for fiscal 2009, an increase of 40% over the $28.7 million of Adjusted EBITDA for fiscal 2008. Restructuring and other charges for fiscal 2009 include approximately $1.4 million related to the Company's previously announced strategic restructuring and cost reduction initiatives. Restructuring and other charges for fiscal 2008 included approximately $2.5 million related to the retirement of the Company's former CEO and $0.7 million related to the Company's strategic restructuring.

  Net sales for fiscal 2009 decreased 5.9% to $531.3 million from $564.6 million for fiscal 2008. The decrease in sales versus last year resulted primarily from a decrease in comparable store sales and a decrease in Sears® leased department sales resulting from the closure of all of the Company's remaining leased departments within Sears stores during the month of June 2008. As previously announced, in October 2009 the Company re-launched its Two Hearts® Maternity leased departments at over 600 Sears and Kmart® locations.

    Comparable store sales decreased 4.3% during fiscal 2009 versus a comparable store sales increase of 0.2% during fiscal 2008.

Fourth Quarter Fiscal 2009 Financial Results

  Net income for the fourth quarter of fiscal 2009 was $1.4 million, or $0.22 per common share (diluted), compared to net loss for the fourth quarter of fiscal 2008 of $(4.8) million, or $(0.80) per common share (diluted). This fourth quarter fiscal 2009 earnings performance was significantly better than the Company's guidance, provided in its July 29, 2009 press release, of a diluted loss per share of between $(0.08) and $(0.22).

  Net income for the fourth quarter of fiscal 2009 included restructuring and other charges of $(0.6) million, after tax, and a nominal loss on extinguishment of debt. Net loss for the fourth quarter of fiscal 2008 included restructuring and other charges of $(2.2) million, after tax, and no loss on extinguishment of debt.

  Net income before restructuring and other charges and loss on extinguishment of debt for the fourth quarter of fiscal 2009 was $2.0 million, or $0.32 per common share (diluted), a significant improvement from the comparably adjusted net loss for the fourth quarter of fiscal 2008 of $(2.6) million, or $(0.44) per common share (diluted).

  Adjusted EBITDA was $7.6 million for the fourth quarter of fiscal 2009 compared to a loss of $(1.6) million of Adjusted EBITDA for the fourth quarter of fiscal 2008.

  Adjusted EBITDA before restructuring and other charges was $8.6 million for the fourth quarter of fiscal 2009, a significant increase over the $1.6 million of Adjusted EBITDA before restructuring and other charges for the fourth quarter of fiscal 2008.

  Net sales for the fourth quarter of fiscal 2009 decreased 5.1% to $123.8 million from $130.5 million for the fourth quarter of fiscal 2008 and were within the Company's guidance range of $122.6 to $126.5 million provided in its July 29, 2009 press release. The decrease in sales for the fourth quarter of fiscal 2009 compared to fiscal 2008 resulted primarily from the decrease in comparable store sales, partially offset by increased sales from the Company's licensed and leased department relationships.

  Comparable store sales decreased 8.7% during the fourth quarter of fiscal 2009 versus a comparable store sales increase of 2.8% during the fourth quarter of fiscal 2008.

Restructuring and Other Charges

  The Company has implemented a significant restructuring and cost reduction program, with the objectives of continuing to improve and simplify critical processes, consolidating activities and infrastructure, and reducing its expense structure to be more appropriately aligned with its generation of revenue. The Company incurred pre-tax charges of approximately $1.6 million in fiscal year 2009 associated with this restructuring and cost reduction program, and projects approximately $3.3 million of pre-tax expense related to this initiative in fiscal 2010, predominately in the first quarter. These initiatives resulted in approximate pre-tax savings of $12 million in fiscal 2009, and additional projected pre-tax savings of approximately $5 million in fiscal 2010. The Company projects total annualized pre-tax savings of approximately $22 to $25 million in fiscal 2011 as a result of this initiative, which includes the savings realized in fiscal 2009 and the additional projected savings for fiscal 2010.

  In addition, the Company projects pre-tax charges of approximately $1.5 million in the first quarter of fiscal 2010 associated with the previously disclosed planned retirement of the Company's President and Chief Creative Officer in September 2010 and the retirement of the Company's non-executive Chairman of the Board in January 2010.

Retail Locations

The table below summarizes store opening and closing activity for the fourth quarter and full year of fiscal 2009 and 2008, as well as the Company's store and total retail location count at the end of each fiscal period.
	Fourth Quarter Ended		Year Ended
	9/30/09	9/30/08	9/30/09	9/30/08

Store Openings
Total	2	4	13	28
Multi-Brand Store Openings	1	2	5	7

Store Closings
Total	8	11	43	55
Closings Related to Multi-Brand Store Openings	-	3	8	19

Period Ending Retail Location Count
Stores	724	754	724	754
Leased Department Locations	360	278	360	278
Total Retail Locations	1,084	1,032	1,084	1,032

The increase in leased department locations at September 30, 2009 versus September 30, 2008 predominantly reflects the opening of an additional 69 Babies"R"Us® leased department locations in January 2009 and February 2009.

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, "Our strong financial results for the fourth quarter and full year fiscal 2009 and our strong outlook for future earnings show the significant progress we are making in improving the core profitability of our business, even in the face of an extremely difficult sales environment. We are very pleased with our earnings performance for the fourth quarter and full year, as well as the continued actions we have taken to further improve our profitability and cash flow. Our earnings for the fourth quarter significantly exceeded both the top end of our prior earnings guidance range and our last year fourth quarter earnings, as a result of our continued cost reduction initiatives and strong merchandise gross margin performance.

"As we have noted previously, we have taken aggressive actions to manage our business in this tough environment, and with our tight management of expenditures and inventory, we were able to continue to reduce expenses and were able to control markdown levels while operating the business with significantly lower inventory levels versus last year, resulting in better than planned gross margin performance and lower than planned expenses. Thus, our fourth quarter diluted earnings per share of $0.22 was significantly higher than our prior guidance range of a loss per common share between $(0.08) and $(0.22) per share that we provided in our July 29, 2009 press release, and our last year's fourth quarter loss of $(0.80) per share.

"Although we are not at all satisfied with our comparable store sales performance for the fiscal 2009 fourth quarter or full year, we believe it reflects: (i) the continued extremely difficult overall retail environment; (ii) our relatively stronger comparable store sales performance in fiscal 2008 compared to most apparel retailers; and (iii) our much lower level of deeply marked down inventory versus a year ago due to our tight inventory controls. During these difficult economic times, we have continued to manage our inventory level and expenditures very tightly and, thus, we were able to generate strong free cash flow in fiscal 2009. In fiscal 2009, we reduced our SG&A expenses by $12.0 million, reduced our inventory by $9.2 million, and reduced our net debt (debt minus cash) by $29.7 million. And with our aggressive reduction of expenses and strong increase in merchandise gross margin, we were able to increase our Adjusted EBITDA (before restructuring and other charges) by 40% versus fiscal 2008, and increase our diluted earnings per share (before goodwill impairment charges, restructuring and other charges, and loss on extinguishment of debt) to $1.77 per share in fiscal 2009, compared to $0.14 per share in fiscal 2008."

Goodwill Impairment

Mr. Krell continued, "As a result of a substantial decrease in our stock price subsequent to September 30, 2008, reflecting the very difficult equity market conditions, we evaluated our goodwill for potential impairment as of December 31, 2008 in accordance with accounting requirements. Based on this evaluation, we recorded a total of $50.4 million of non-cash goodwill impairment charges during the first six months of fiscal 2009, representing the entire prior carrying value of our goodwill. These charges do not have any adverse effect on the covenant calculations of our debt agreements or our overall compliance with the covenants of our debt agreements."

Strong Financial Condition

Mr. Krell further stated, "We are in a very strong financial position, we have significantly reduced our financial leverage, and we are very focused on continuing to generate free cash flow and deleveraging our balance sheet."

  The Company has reduced its total debt by $21.2 million in the past year and by $60.9 million over the past three years, bringing its total debt down to $57.4 million at September 30, 2009, compared to $78.6 million at September 30, 2008 and $118.3 million at September 30, 2006.

  The Company has reduced its net debt (defined as total debt minus cash and cash equivalents and short-term investments) by $29.7 million in the past year and by $53.2 million over the past three years, reflecting very strong cash flow generation, bringing its net debt down to $36.8 million at September 30, 2009, compared to $66.5 million at September 30, 2008 and $90.0 million at September 30, 2006.

  By continuing to reduce its debt level and having refinanced its debt at lower rates in 2007, the Company has significantly reduced its annual net interest expense, from $14.5 million in fiscal 2006 to $4.7 million in fiscal 2009.

  The Company has minimal maturities of long-term debt prior to the March 13, 2013 maturity of its Term Loan. The Term Loan represents $54.8 million of the Company's total debt of $57.4 million as of September 30, 2009.

  At September 30, 2009, the Company had no outstanding borrowings under its credit facility and the Company had approximately $36 million of availability under the credit facility, based on the facility's borrowing base formula. The Company's credit facility is committed entirely by Bank of America and does not mature until March 13, 2012.

  Although the Company may choose to repurchase its stock in the future, the Company's priority remains continued deleveraging of its balance sheet through debt repayment. The Company prepaid $5.0 million of its Term Loan during the fourth quarter of fiscal 2009, and prepaid $20.0 million of its Term Loan during the full year fiscal 2009.

  The Company continues to be in full compliance with all covenants of its debt agreements.

Guidance for Fiscal 2010

"Looking forward, we feel very good about our Company's position and the actions we are taking to continue to improve our profitability, both in the near term and the long term. We recognize it is very difficult to project sales in this relatively volatile economic and retail environment. Given the continued weak economic environment and the uncertainty as to the timing of a recovery in consumer spending, we are planning our sales more conservatively than we did in July 2009 when we gave our preliminary financial guidance for fiscal 2010. Accompanying this decrease in our sales plan for fiscal 2010, we have also reduced our planned expenditures accordingly, as we continue to implement additional cost reduction initiatives. Thus, we plan to generate strong earnings and significant free cash flow during fiscal 2010.

"Our financial guidance for the full year fiscal 2010 is as follows:

  Net sales in the $535 to $548 million range, representing an increase in sales of between 0.7% and 3.1% versus fiscal 2009 net sales of $531.3 million, and a reduction from our preliminary July 2009 guidance of $547 to $560 million of sales. The planned increase in net sales for fiscal 2010 versus fiscal 2009 is driven primarily from the re-launch of our Two Hearts Maternity leased departments at over 600 Sears and Kmart stores in October 2009, as well as to a lesser extent, planned increases in our other leased department and licensed relationships' sales, our international sales and our internet sales, partially offset by our planned comparable store sales decrease.

  Comparable store sales decrease of between 2.0% and 4.5%. This compares to our July 2009 guidance for fiscal 2010 comparable store sales of between flat and a decrease of 2.5%.

  Gross margin for fiscal 2010 expected to increase modestly versus fiscal 2009.

  Total selling, general and administrative (SG&A) expenses are planned to be slightly higher than fiscal 2009 in dollar terms, but slightly lower as a percentage of net sales, based on the planned range of projected fiscal 2010 sales. Projected SG&A expense reductions are primarily resulting from the Company's strategic restructuring and cost reduction initiatives, as well as lower planned variable incentive compensation expense (to be earned based on fiscal 2010 financial objectives, but to be paid in early fiscal 2011), offset by certain projected expense increases and additional operating expenses resulting from the Sears and Kmart business launch in October 2009.

  Operating income in the $19.8 to $25.7 million range, compared to fiscal 2009 operating income, before goodwill impairment charges, of $21.1 million. Operating income before restructuring and other charges is projected in the $24.6 to $30.5 million range, compared to fiscal 2009 operating income, before goodwill impairment charges and restructuring and other charges, of $22.7 million.

  Diluted earnings per common share, on a reported basis, of between $1.58 and $2.11 per share for fiscal 2010, compared to earnings, before goodwill impairment charges, of $1.60 per share for fiscal 2009. Earnings per common share, on a reported basis, for fiscal 2009 were a loss of $(6.79) per share, reflecting the goodwill impairment charges of $50.4 million or $8.39 per share.

  Adjusted diluted earnings per common share, before goodwill impairment, restructuring and other charges, and loss on extinguishment of debt, are projected to be between $2.05 and $2.58 per share for fiscal 2010, a projected increase of between 16% and 46% versus adjusted diluted earnings per share of $1.77 per share for fiscal 2009.

  Adjusted EBITDA in the $36.8 to $42.7 million range, a projected range of between a decrease of 5% and an increase of 10% compared to the fiscal 2009 Adjusted EBITDA of $38.8 million. Adjusted EBITDA before restructuring and other charges is projected in the $41.6 to $47.5 million range, a projected increase of between 3% and 18% versus the fiscal 2009 figure of $40.2 million.

  Open approximately 12 to 17 new stores during the year, including approximately 7 to 13 new multi-brand stores, and close approximately 25 to 40 stores, with approximately 13 to 21 of these planned store closings related to openings of new multi-brand stores, including Destination Maternity Superstores.

  Capital expenditures planned at between $14.0 and $16.5 million compared to fiscal 2009 capital expenditures of $12.6 million. After deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $9.5 million and $11.5 million, compared to $8.6 million in fiscal 2009.

  Inventory at fiscal 2010 year end planned to be slightly lower than fiscal 2009 year end.

  Given these assumptions, the Company plans to generate free cash flow (defined as net cash provided by operating activities minus capital expenditures) of approximately $12 to $17 million for the full year fiscal 2010. This projected free cash flow range for fiscal 2010 is lower than the fiscal 2009 free cash flow of approximately $30 million because of the significant non-recurring cash flow generated in fiscal 2009 from decreased working capital, primarily due to the significant inventory reduction and increase in accrued incentive compensation expense (earned based on fiscal 2009 financial results but to be paid in early fiscal 2010), compared to the extremely low level of incentive compensation payments made during fiscal 2009 (resulting from weak fiscal 2008 financial performance).

"Thus far in November, our sales results have been weaker than originally planned, reflecting: (i) the continued extremely difficult overall retail environment; (ii) our relatively strong comparable store sales last November, especially compared to most apparel retailers; and (iii) unseasonably warm weather in many regions of the United States thus far in November, which hurts demand for Fall apparel. Based on our sales results thus far in November, we expect our comparable store sales for the full month of November to decrease between 10.0% and 12.5% on a reported basis, and to decrease between 6.5% and 9.0% after adjusting for the "days adjustment calendar timing shift" (November 2009 has one less Saturday than November 2008). It is important to note, though, that with our much cleaner inventory position versus a year ago, our merchandise gross margin this November is significantly higher than last November.

"Our financial guidance for the first quarter of fiscal 2010 is as follows:

  Net sales in the $130.5 to $134.0 million range.

  Comparable store sales decrease of between 5.5% and 8.5% for the quarter.

  Diluted loss per common share of between $(0.19) and $(0.38) per share.

  Adjusted diluted earnings per common share, before goodwill impairment, restructuring and other charges, and loss on extinguishment of debt, of between $0.11 and $0.29 per share for fiscal 2010, a significant projected improvement versus comparably adjusted diluted earnings per share of $0.04 for the first quarter of fiscal 2009.

"Our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment."

Company Strategy

Mr. Krell added, "As we plan and execute our business for both the coming year and beyond, we continue to be guided by several key goals and strategic objectives:

  Be a profitable global leader in the maternity apparel business, treating all our partners and stakeholders with respect and fairness.

  Increase the profitability of our U.S. business, focusing on the following:

    Increase comparable store sales, with continued improvement of merchandise assortments and lower SKU count, providing a more shoppable store environment for our customers.

    Control our expenditures and continue to be more efficient in operating our business-streamline, simplify and focus.

    Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time.

    Continue to close underperforming stores.

  In addition to achieving increased comparable store sales, we aim to grow our sales where we can do so profitably, including the following areas of focus:

    International expansion

    Potential growth of our leased department and licensed relationships

    Increased utilization of the internet to drive sales, targeting both increased direct internet sales and enhanced web marketing initiatives to drive store sales

    Selective new store openings and relocations in the U.S. and Canada

    Continued focus on enhancing our overall customer relationship, including our marketing partnership programs.

  Focus on generating free cash flow to drive increased shareholder value, and continue to deleverage our balance sheet.

  Maintain and intensify our primary focus on delivering great maternity apparel product and service in each of our brands and store formats, to serve the maternity apparel customer like no one else can.

Mr. Krell concluded, "We feel very good about our Company's position and the actions we have taken and are continuing to take to improve the core profitability of our business and generate increased stockholder value, even in the face of an extremely difficult sales environment. We are very proud of what we have accomplished in the past year to significantly improve our operating results, our financial position, and our outlook. We are confident in our ability to continue to manage our business through these challenging economic times and to continue to drive near term improvements while also making progress towards our longer term goals in order to emerge as an even stronger company when the economy recovers."

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company's fourth quarter and full year fiscal 2009 earnings and future financial guidance. You can participate in this conference call by calling (212) 287-1834. Please call ten minutes prior to 9:00 a.m. Eastern Time. The passcode for the conference call is "Destination Maternity." In the event that you are unable to participate in the call, a replay will be available through Wednesday, December 2, 2009 by calling (402) 220-3533.

Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel, using its quick response replenishment system to "give the customer what she wants, when she wants it." In the United States and Canada, Destination Maternity operates, as of September 30, 2009, 1,084 retail locations, including 724 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com, and, beginning in October 2009, also offers its Two Hearts Maternity®  by Destination Maternity collection in Sears® stores and certain Kmart® stores through a leased department relationship with Sears. In addition, Destination Maternity is expanding internationally and has entered into exclusive store franchise and product supply relationships in India and in the Middle East.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding net sales, comparable store sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the impact of the current global economic slowdown on the retail industry in general and on apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences and spending patterns, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, overall economic conditions and other factors affecting consumer confidence, expense savings initiatives, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, goodwill impairment charges, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Fourth Quarter Ended		Year Ended
	9/30/09	9/30/08	9/30/09	9/30/08

Net sales	$123,828	$130,497	$531,251	$564,602
Cost of goods sold	56,291	67,306	248,476	281,561

Gross profit	67,537	63,191	282,775	283,041
Gross margin	54.5%	48.4%	53.2%	50.1%
Selling, general and administrative expenses (SG&A)	62,990	65,857	259,552	271,592
SG&A expenses as a percentage of net sales	50.9%	50.5%	48.9%	48.1%
Store closing, asset impairment and asset disposal expenses	137	177	536	2,916
Restructuring and other charges	987	3,461	1,557	3,461
Goodwill impairment expense(1)	-	-	50,389	-

Operating income (loss)	3,423	(6,304)	(29,259)	5,072
Interest expense, net	1,064	1,539	4,720	6,974
Loss on extinguishment of debt	28	-	123	97

Income (loss) before income taxes	2,331	(7,843)	(34,102)	(1,999)
Income tax provision (benefit)	966	(3,059)	6,580	(610)

Net income (loss)	$1,365	$(4,784)	$(40,682)	$(1,389)

Net income (loss) per share - basic	$0.23	$(0.80)	$(6.79)	$(0.23)
Average shares outstanding - basic	6,008	5,953	5,992	5,924

Net income (loss) per share - diluted	$0.22	$(0.80)	$(6.79)	$(0.23)
Average shares outstanding - diluted	6,223	5,953	5,992	5,924

Supplemental information:
Net income (loss), as reported	$1,365	$(4,784)	$(40,682)	$(1,389)
Add: goodwill impairment expense, net of tax	-	-	50,389	-
Adjusted net income (loss), before goodwill impairment expense	1,365	(4,784)	9,707	(1,389)
Add: restructuring and other charges, net of tax	609	2,171	968	2,171
Add: loss on extinguishment of debt, net of tax	17	-	76	61
Adjusted net income (loss), before goodwill impairment expense, restructuring and other charges, and loss on extinguishment of debt	$1,991	$(2,613)	$10,751	$843
Adjusted net income (loss) per share - diluted, before goodwill impairment expense(2)	$0.22	$(0.80)	$1.60	$(0.23)
Adjusted net income (loss) per share - diluted, before goodwill impairment expense, restructuring and other charges, and loss on extinguishment of debt(2) (3)	$0.32	$(0.44)	$1.77	$0.14

(1) Reflects the non-cash goodwill impairment charges related to the write-down of goodwill during the year ended September 30, 2009.

(2) Adjusted net income per share - diluted for the year ended September 30, 2009 is based on 6,067 average diluted shares outstanding.

(3) Adjusted net income per share - diluted for the year ended September 30, 2008 is based on 6,048 average diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Selected Consolidated Balance Sheet Data
(in thousands)
(unaudited)
	September 30,		September 30,
	2009		2008

Cash and cash equivalents	$ 20,626		$ 12,148
Inventories	78,872		88,056
Property, plant and equipment, net	62,852		66,098
Line of credit borrowings	-		-
Total debt	57,409		78,646
Net debt (1)	36,783		66,498
Stockholders' equity	49,800	(2)	89,468

(1) Net debt represents total debt minus cash and cash equivalents and short-term investments.

(2) Includes the reduction from the $50,389 non-cash goodwill impairment charges related to the write-down of goodwill for the year ended September 30, 2009.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Supplemental Financial Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA(1)
and Adjusted EBITDA Before Restructuring and Other Charges,
and Operating Income (Loss) Margin to Adjusted EBITDA Margin
and Adjusted EBITDA Margin Before Restructuring and Other Charges
 (in thousands, except percentages)
(unaudited)

	Fourth Quarter Ended		Year Ended
	9/30/09	9/30/08	9/30/09	9/30/08

Operating income (loss)	$3,423	$(6,304)	$(29,259)	$5,072
Add: depreciation and amortization expense	3,570	4,096	14,982	15,974
Add: loss on impairment of long-lived assets	130	288	667	1,628
Add: goodwill impairment expense	-	-	50,389	-
Add: loss (gain) on disposal of assets	34	(149)	(48)	546
Add: stock compensation expense	480	501	2,031	2,281
Adjusted EBITDA(1)	7,637	(1,568)	38,762	25,501
Add: restructuring and other charges(2)	987	3,216	1,429	3,216
Adjusted EBITDA before restructuring and other charges	$8,624	$1,648	$40,191	$28,717

Net sales	$123,828	$130,497	$531,251	$564,602

Operating income (loss) margin (operating income (loss) as a percentage of net sales)	2.8%	(4.8)%	(5.5)%	0.9%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	6.2%	(1.2)%	7.3%	4.5%
Adjusted EBITDA margin before restructuring and other charges (Adjusted EBITDA before restructuring and other charges as a percentage of net sales)	7.0%	1.3%	7.6%	5.1%

  Adjusted EBITDA represents operating income (loss) before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss (gain) on disposal of assets; and (iv) stock compensation expense.
  Excludes accelerated depreciation expense of $128 and $245 for the years ended September 30, 2009 and 2008, respectively, included in depreciation and amortization expense above.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Supplemental Financial Information (Continued)

Reconciliation of Net Income (Loss) Per Share
to Adjusted Net Income Per Share - Diluted,
Before Goodwill Impairment Expense, Restructuring and Other Charges, and Loss on Extinguishment of Debt
(unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/10(1)	9/30/09

Net income (loss) per share(2)	$1.58 to 2.11	$(6.79)
Add: per share effect of goodwill impairment expense	-	8.39
Adjusted net income per share - diluted, before goodwill impairment expense(3)	1.58 to 2.11	1.60
Add: per share effect of restructuring and other charges	0.47	0.16
Add: per share effect of loss on extinguishment of debt	0.01	0.01
Adjusted net income per share - diluted, before goodwill impairment expense, restructuring and other charges, and loss on extinguishment of debt(3) (4)	$2.05 to 2.58	$1.77

(1) Components do not add to total due to rounding.

(2) Projected net income per share - diluted for the year ending September 30, 2010 is based on 6,244,000 projected average diluted shares outstanding.

(3) Projected adjusted net income per share - diluted for the year ending September 30, 2010 is based on 6,244,000 projected average diluted shares outstanding.

(4) Adjusted net income per share - diluted for the year ended September 30, 2009 is based on 6,223,000 average diluted shares outstanding.
	Projected for the	Actual for the
	First Quarter Ending	First Quarter Ended
	12/31/09(1)	12/31/08

Net loss per share(2)	$(0.38) to (0.19)	$(7.86)
Add: per share effect of goodwill impairment expense	-	7.87
Adjusted net income (loss) per share - diluted, before goodwill impairment expense(2) (4)	(0.38) to (0.19)	0.01
Add: per share effect of restructuring and other charges	0.47	0.02
Add: per share effect of loss on extinguishment of debt	0.01	0.01
Adjusted net income per share - diluted, before goodwill impairment expense, restructuring and other charges, and loss on extinguishment of debt(3) (4)	$0.11 to 0.29	$0.04

(1) Components do not add to total due to rounding.

(2) Projected net loss per share for the first quarter ending December 31, 2009 is based on 6,017,000 projected average shares outstanding.

(3) Projected adjusted net income per share - diluted for the first quarter ending December 31, 2009 is based on 6,274,000 projected average diluted shares outstanding.

(4) Adjusted net income per share - diluted for the first quarter ended December 31, 2008 is based on 5,983,000 average diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Supplemental Financial Information (Continued)

Reconciliation of Operating Income (Loss) to Adjusted EBITDA
and Adjusted EBITDA Before Restructuring and Other Charges
(in millions, unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/10	9/30/09(1)

Operating income (loss)	$19.8 to 25.7	$(29.3)
Add: depreciation and amortization expense	13.7	15.0
Add: loss on impairment of long-lived assets and loss on disposal of assets	1.5	0.6
Add: goodwill impairment expense	-	50.4
Add: stock compensation expense	1.8	2.0
Adjusted EBITDA	36.8 to 42.7	38.8
Add: restructuring and other charges(2)	4.8	1.4
Adjusted EBITDA before restructuring and other charges	$41.6 to 47.5	$40.2
  Components do not add to total due to rounding.
  Excludes the portion of restructuring charges representing accelerated depreciation expense, which is included in depreciation and amortization expense above.